SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☒	Definitive Proxy Statement	☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

CVS CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
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☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid: Not Applicable
(2)	Form, Schedule or Registration Statement No.: Not Applicable
(3)	Filing Party: Not Applicable
(4)	Date Filed: Not Applicable

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

MAY 12, 2005

11:00 A.M.

CVS Corporation

One CVS Drive

Woonsocket, Rhode Island 02895

To our stockholders:

We are pleased to invite you to attend our 2005 annual meeting of stockholders to:

■	Elect 9 directors;

■	Ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2005;

■	Act on three stockholder proposals to be presented; and

■	Conduct other business properly brought before the meeting.

Stockholders of record at the close of business on March 15, 2005 may vote at the meeting.

Your vote is important. Whether or not you plan to attend the meeting, please vote your shares. In addition to voting in person or by mail, stockholders of record have the option of voting by telephone or via the Internet. If your shares are held in the name of a bank, broker or other holder of record (i.e., in “street name”), please check your proxy card or other voting instructions to see which of these options are available to you. Even if attending the meeting in person, we encourage you to vote in advance by mail, phone or Internet.

By Order of the Board of Directors,

Thomas M. Ryan

Chairman of the Board, President and Chief Executive Officer

PROXY STATEMENT TABLE OF CONTENTS

i

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

The Board of Directors of CVS Corporation is soliciting your proxy to vote at our 2005 annual meeting of stockholders (or at any adjournment of the meeting). This proxy statement summarizes the information you need to know to vote at the meeting.

We began mailing this proxy statement and the enclosed proxy card on or about March 25, 2005 to all stockholders entitled to vote. The CVS 2004 Annual Report, which includes our financial statements, is being sent with this proxy statement.

Date, Time and Place of the Meeting

Date:	May 12, 2005

Time:	11:00 a.m.

Place:	One CVS Drive Woonsocket, Rhode Island 02895

Shares Entitled to Vote

Stockholders entitled to vote are those who owned CVS common stock or Series One ESOP convertible preference stock (referred to throughout this proxy statement as the “ESOP preference stock”) at the close of business on the record date, March 15, 2005. As of the record date, there were approximately 403,705,000 shares of common stock and 4,260,929 shares of ESOP preference stock outstanding. All ESOP preference stock is held by the Bank of New York, as Trustee under the 401(k) Plan and the Employee Stock Ownership Plan of CVS Corporation and Affiliated Companies (the “Plan”). The Plan consists of both a 401(k) Plan (the “401(k)”) and an Employee Stock Ownership Plan (the “ESOP”).

Each share of CVS common stock that you own entitles you to one vote. Each share of ESOP preference stock is entitled to the number of votes equal to the number of shares of common stock into which the share of ESOP preference stock could be converted on the record date, rounded up to the next tenth of a share (currently 2.3 votes). The ESOP preference stock is entitled to vote on all matters submitted to a vote of holders of common stock, voting with the common stock as a single class. Each participant in the ESOP instructs the Trustee of the ESOP how to vote his or her shares. As to unallocated shares and shares with respect to which the Trustee receives no timely voting instructions, the Trustee, pursuant to the ESOP Trust Agreement, votes these shares in the same proportion as it votes all the shares as to which it has received timely voting instructions.

Voting Your Proxy

Whether or not you plan to attend the annual meeting, we urge you to vote. You may vote by calling a toll-free telephone number, by using the Internet or by mailing your signed proxy card in the postage-paid envelope provided. If you vote by telephone or the Internet, you do NOT need to return your proxy card. Returning the proxy card by mail or voting by telephone or Internet will not affect your right to attend the meeting and change your vote, if desired.

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Certain of these institutions offer telephone and Internet voting.

The enclosed proxy card indicates the number of shares that you own.

Voting instructions are included on your proxy card. If you properly fill in your proxy card and send it to us in time to vote, or vote by telephone or the Internet, one of the individuals named on your proxy card (your “proxy”) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will follow the Board’s recommendations and vote your shares:

■	“FOR” the election of all 9 nominees for director (as described beginning on page 23);

■	“FOR” the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2005 (as described beginning on page 25); and

■	“AGAINST” each of the three stockholder proposals to be presented (as described beginning on page 26).

If any other matter is presented at the meeting, your proxy will vote in accordance with his or her best judgment. At the time this proxy statement went to press, we knew of no other matters to be acted on at the meeting.

Revoking your proxy

You may revoke your proxy by:

■	sending in another signed proxy card with a later date;

■	providing subsequent telephone or Internet voting instructions;

■	notifying our Secretary in writing before the meeting that you have revoked your proxy; or

■	voting in person at the meeting.

Voting in person

If you plan to attend the meeting and vote in person, we will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on March 15, 2005, the record date for voting.

Appointing your own proxy

If you want to give your proxy to someone other than the individuals named as proxies on the proxy card, you may cross out the names of those individuals and insert the name of the individual you are authorizing to vote. Either you or that authorized individual must present the proxy card at the meeting.

Proxy solicitation

We are soliciting this proxy on behalf of our Board of Directors and will bear the solicitation expenses. We are making this solicitation by mail but we may also solicit by telephone, telegraph or in person. We have hired Morrow & Co. Inc. for a fee of $8,000, plus out-of-pocket expenses, to provide customary assistance to us in the solicitation. We will reimburse banks, brokerage houses and other institutions, nominees and fiduciaries, if they request, for their expenses in forwarding proxy materials to beneficial owners.

Q uorum Requirement

A quorum of stockholders is necessary to hold a valid meeting. The presence in person or by proxy at the meeting of holders of shares representing a majority of the votes of the common stock and the ESOP preference stock entitled to vote constitutes a quorum. Abstentions and broker “non-votes” are counted as present for establishing a quorum. A broker non-vote occurs on an item when a broker is not permitted to vote on that item absent instruction from the beneficial owner of the shares and no instruction is given.

Vote Necessary to Approve Proposals

	Item	Vote Necessary*

Item 1:	Election of directors

Directors are elected by a plurality of the votes represented by the shares of common stock and ESOP preference stock present at the meeting in person or by proxy, voting as a single class.

This means that the director nominee with the most affirmative votes for a particular slot is elected for that slot. Only the number of votes “for” and “against” affect the outcome. Withheld votes and abstentions have no effect on the vote.

Item 2:	Ratification of appointment of independent registered public accounting firm	Approval is by affirmative vote of a majority of the votes represented by the shares of common stock and the ESOP preference stock present at the meeting in person or by proxy, voting as a single class. Abstentions are counted and have the effect of a vote against.

Item 3:	Stockholder proposal regarding election of directors	Approval is by affirmative vote of a majority of the votes represented by the shares of common stock and the ESOP preference stock present at the meeting in person or by proxy, voting as a single class. Abstentions are counted and have the effect of a vote against, but broker non-votes are not counted except for quorum purposes.

Item 4:	Stockholder proposal regarding performance and time-based restricted shares	Same as for Item 3.

Item 5:	Stockholder proposal regarding non-deductible executive compensation	Same as for Item 3.

*	Under current New York Stock Exchange rules, if your broker holds your shares in its name, your broker is permitted to vote your shares on Items 1 and 2 even if it does not receive voting instructions from you.

CORPORATE GOVERNANCE AND RELATED MATTERS

Corporate Governance Guidelines

The Company’s Board of Directors acts as the ultimate decision-making body of the Company and advises and oversees management, who are responsible for the day-to-day operations and management of the Company. In carrying out its responsibilities, the Board reviews and assesses the Company’s long-term strategy and its strategic, competitive and financial performance. The Board has adopted corporate governance guidelines, which are available on our investor relations website at http://investor.cvs.com and also available to stockholders at no charge upon request to the Company’s Corporate Secretary. These guidelines meet or exceed the listing standards adopted by the New York Stock Exchange (“NYSE”), on which the Company’s common stock is listed.

Me etings of the Board

During 2004, there were eight meetings of the Board of Directors of CVS. All eight of our non-management directors at the time of the Company’s 2004 annual meeting of stockholders attended the meeting. Under the Company’s corporate governance guidelines, directors are expected to be active and engaged in discharging their duties and to keep themselves informed about the business and operations of the Company. Directors are expected to make every effort to attend the annual meeting of stockholders, all Board meetings and the meetings of the committees on which they serve. Each director attended at least 75% of the meetings of the Board and of committees of which he or she was a member.

One Board meeting was our annual meeting of non-management directors. The non-management directors also regularly hold executive sessions during which the Company’s management does not participate. The Chairs of the Audit, Management Planning and Development and Nominating and Corporate Governance Committees, respectively, act as presiding director at meetings or executive sessions of non-management directors (or parts thereof) on a rotating basis.

Director Nomin ations

Under the Company’s corporate governance guidelines, the Nominating and Corporate Governance Committee recommends to the Board criteria for Board membership, and recommends individuals for membership on the Company’s Board of Directors. Criteria used by the Committee in nominating directors are found in the Nominating and Corporate Governance Committee charter. A copy of Annex A to said charter, the Director Qualification Criteria, is attached to this proxy statement as Exhibit A. When considering current directors for re-nomination to the Board, the Committee takes into account the performance of each director. The Committee also reviews the composition of the Board in light of the current challenges and needs of the Board and the Company, and determines whether it may be appropriate to add or remove individuals after considering, among other things, the need for audit committee expertise and issues of independence, judgment, diversity, age, skills, background and experience. As desired, the Committee may confer with the Chairman of the Board and other directors as to the foregoing matters.

While there are no formal procedures for stockholder recommendations, the Committee will consider nominees recommended by stockholders that meet the stated criteria. A stockholder who wishes to recommend a prospective nominee for the Board should notify the Company’s Corporate Secretary or any member of the Nominating and Corporate Governance Committee in writing with whatever supporting material the stockholder considers appropriate prior to the deadline set forth in “Stockholder Proposals for our Annual Meeting in 2006” on page 32.

In September 2004, Alfred J. Verrecchia, President and Chief Executive Officer of Hasbro, Inc., a toy and game manufacturer, was elected to the Company’s Board of Directors by the members of the Board to fill the vacancy following the death of our director, Mr. Terry Lautenbach, in June 2004. Thomas M. Ryan, the Company’s Chief Executive Officer, President and Chairman, initially identified Mr. Verrecchia to the Nominating and Corporate Governance Committee as a potential candidate for election. The Nominating and Corporate Governance Committee then reviewed Mr. Verrecchia’s qualifications against the criteria set forth above and in Exhibit A to this proxy statement and recommended Mr. Verrecchia’s election.

The retirement age for directors is 70. The Company’s Corporate Governance Guidelines provide that no director who is or would be over the age of 70 at the expiration of his or her current term may be nominated to a new term, unless the Board waives the retirement age for a specific director in exceptional circumstances. Such a waiver has been granted with respect to Mr. Stanley Goldstein, former Chairman and Chief Executive Officer and one of the Company’s founders, who is currently 70, and Dr. William Joyce, chairman of the Company’s Audit Committee, who will turn 70 in December of this year. The Board considered waivers of the retirement age in each of these cases appropriate and in the best interests of the Company in light of the experience and exceptional expertise of these individuals.

Independence Determinations for Directors

Under the Company’s corporate governance guidelines, a majority of our Board must be comprised of directors who, at a minimum, meet the director independence requirements set forth in the Corporate Governance Rules of the NYSE applicable to listed companies. Under the NYSE Corporate Governance Rules, no director qualifies as “independent” unless the Board affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company).

The Nominating and Corporate Governance Committee of the Board undertook its annual review of director independence in February 2005. In the course of this review, the Committee considered transactions and relationships between each director or any member of his or her immediate family, on the one hand, and the Company and its subsidiaries and affiliates, on the other. The purpose of this review was to make an affirmative determination as to the independence of each director and to make a recommendation to the Board.

The basis for a Board’s determination that a relationship is not material must be disclosed in the Company’s annual proxy statement. In this regard, under the NYSE’s Corporate Governance Rules the Board may adopt and disclose categorical standards to assist it in making determinations of independence and may make a general disclosure if a director meets these standards. Any determination of independence for a director who does not meet these standards must be specifically explained.

Categorical Standards to Assist in Independence Determinations

Accordingly, our Board has adopted the following categorical standards to assist in making director independence determinations. Any relationship or set of facts that falls within the following standards or relationships will not, in itself, preclude a determination of independence:

(1)    Charitable donations or pledges. Charitable donations or pledges made to a charitable organization of which a director (or a member of his or her immediate family) is an executive officer or otherwise made at the behest of the director where the amounts donated or pledged for any calendar year do not exceed either $60,000 or 2% of the consolidated gross revenues of the charitable organization.

(2)    Commercial banking or investment banking relationships. A situation in which a director or an immediate family member of a director is an employee of a commercial or investment bank that has relationships or dealings with or provides services to the Company that do not cross the bright-line tests referred to in paragraph (4) below.

(3)    Ordinary course commercial relationships. A situation in which a director (or a member of his or her immediate family) is a director, officer, employee or significant stockholder of an entity with which CVS has ordinary course business dealings that do not cross the bright-line tests referred to in paragraph (4) below and where the director (or immediate family member) is not directly responsible for or involved in the entity’s business dealings with the Company.

(4)    NYSE Listed-Company Bright-Line Tests. Any relationship or set of facts that falls within the standards permitted by the bright-line tests set forth in Section 303A.02(b)(i)-(v) of the NYSE’s Listed Company Manual, which are summarized for your convenience in Exhibit B to this proxy statement. (For example: an arrangement whereby a director’s son received a one-time payment of $50,000 for consulting work to CVS in the past year would fall within the range of payment permitted by Section 303A.02(b)(ii) and would not preclude an independence determination for that director).

Determinations Regarding Independence

As a result of this review, the Committee made its affirmative determination and recommendation to the Board, and the Board affirmatively determined, on the basis described below, that each of the directors nominated for election at the annual meeting is independent under our corporate governance guidelines and the NYSE corporate governance rules, with the exception of Messrs. Ryan, Goldstein and Murray.

Mr. Ryan is considered an inside director because of his current employment as chief executive officer of the Company. Mr. Goldstein is considered a non-independent outside director because of his former employment as chief executive officer of the Company. Mr. Murray is currently considered a non-independent outside director because of a former compensation committee interlock situation that existed in 2002 (Mr. Ryan served on the Human Resources and Board Governance Committee of FleetBoston Financial Corporation while Mr. Murray was Chairman of that company).

Each of Messrs. Cornwell, Gerrity and Joyce and Ms. Rosenberg meets our categorical standards for independence laid out above. Ms. Heard and Mr. Verrecchia meet those categorical standards in all respects except with respect to the charitable donations to United Way of Massachusetts Bay and LIFESPAN, respectively, described in “Certain Transactions with Directors and Officers” below. Each was considered to be an immaterial departure from our categorical standard for charitable contributions and considered not to impair his or her independence from management.

Contact with Non-Management Directors

Stockholders and other parties interested in communicating directly with the non-management directors as a group may do so by writing to: Non-Management Directors, CVS Corporation, One CVS Drive, Woonsocket, RI 02895. The Nominating and Corporate Governance Committee has approved a process for handling letters received by the Company and addressed to non-management members of the Board. Under that process, the Corporate Secretary of the Company reviews all such correspondence and regularly forwards to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board or committees thereof or that he otherwise determines requires their attention. Directors shall from time to time review a log of all correspondence received by the Company that is addressed to members of the Board and may request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters will be promptly brought to the attention of the Company’s internal audit department and handled in accordance with procedures established by the Audit Committee with respect to such matters.

Code of Conduct

CVS has adopted a Code of Conduct that applies to all of our directors, officers and employees, including our chief executive officer, chief financial officer and principal accounting officer. The CVS Code of Conduct is available on the Company’s website at http://investor.cvs.com, and will be provided to stockholders without charge upon request to the Company’s Corporate Secretary. The Company intends to post amendments to or waivers from its Code of Conduct (to the extent applicable to the Company’s executive officers or directors) at that location on its website.

Committees of the Board

Audit Committee

William H. Joyce, Chair

Thomas P. Gerrity

Marian L. Heard

Alfred J. Verrecchia

The Audit Committee met seven times during 2004. The Committee is presently composed of four directors, none of whom is a current or former officer or employee of CVS or its subsidiaries. Mr. Verrecchia joined the Committee in September 2004. Each member of the Committee is “independent” as defined in applicable SEC rules and in the Corporate Governance Rules of the NYSE. In March 2004, the Board designated Dr. Joyce, and in September 2004 the Board designated Mr. Verrecchia, each as an audit committee financial expert, as defined under applicable SEC rules. The Board has approved a charter for the Committee, a copy of which was attached to the Company’s proxy statement for our 2004 meeting. The charter can be viewed on the Company’s website at http://investor.cvs.com, and is available to stockholders without charge upon request to the Company’s Corporate Secretary. Pursuant to its charter, the Committee assists the Board in its oversight of: (i) the integrity of the financial statements of the Company; (ii) the qualifications, independence and performance of the Company’s independent registered public accounting firm; (iii) the performance of the Company’s internal audit function; (iv) compliance with the Company Code of Conduct; and (v) compliance by the Company with legal and regulatory requirements. The Committee also prepares the Audit Committee report found on page 9 of this proxy statement.

Nominating and Corporate Governance Committee

Sheli Z. Rosenberg, Chair

Marian L. Heard

William H. Joyce

The Nominating and Corporate Governance Committee met four times during 2004. Mr. Terry Lautenbach was a member of the Committee until his death in June 2004. The Committee is presently composed of three directors, none of whom is a current or former officer or employee of CVS or its subsidiaries. Each member of the Committee is independent of the Company and management under the standards set forth in the Corporate Governance Rules of the NYSE. The Board has approved a charter for the Committee, a copy of which can be viewed on the Company’s website at http://investor.cvs.com, and also is available to stockholders without charge upon request to the Company’s Corporate Secretary. Pursuant to its charter, the Committee has responsibility for identifying individuals qualified to become Board members; recommending to the Board director nominees for election at the next annual or special meeting of stockholders at which directors are to be elected or to fill any vacancies or newly created directorships that may occur between such meetings; recommending directors for appointment to Board committees; making recommendations to the Board as to determinations of director independence; evaluating Board performance; and reviewing and assessing the Company’s corporate governance guidelines and overseeing compliance with such guidelines.

Management Planning and Development Committee

W. Don Cornwell, Chair

Marian L. Heard

Sheli Z. Rosenberg

The Management Planning and Development Committee (formerly known as the Compensation Committee) met five times during 2004. In September 2004 Ms. Heard joined the Committee and Mr. Cornwell became Chair, replacing former Chair of the Committee Terry Lautenbach, who died in June 2004. The Committee is presently composed of three directors, none of whom is a current or former officer or employee of CVS or its subsidiaries. Each member of the Committee is independent of the Company and management under the standards set forth in the Corporate Governance Rules of the NYSE. The Board has approved a charter for the Committee, a copy of which can be viewed on the Company’s website at http://investor.cvs.com, and also is available to stockholders without charge upon request to the Company’s Corporate Secretary. Pursuant to its charter, the Committee: (i) oversees the Company’s compensation and benefits policies and programs generally; (ii) evaluates the performance of designated senior executives, including the chief executive officer, and reviews the Company’s management succession plan; (iii) in consultation with the other independent directors of the Company, oversees and sets compensation for the Company’s chief executive officer; (iv) oversees and sets compensation for the Company’s designated senior executives; (v) reviews and recommends to the Board compensation (including stock option grants and other equity-based compensation) for the Company’s directors; and (vi) prepares the Report on Executive Compensation beginning on page 12 of this proxy statement.

Director Compensation

Effective May 2005, CVS will provide the following compensation to our non-employee directors for their services as directors:

Annual fees

■	Each non-employee director will receive an annual retainer of $50,000 and attendance fees of $2,000 for each Board meeting attended, $1,000 for each telephonic Board meeting attended and $1,000 for each committee meeting attended.

■	Each non-employee director who chairs a committee of the Board will receive an additional retainer of $8,000 (an increase from $3,000 for the 2004-2005 service year), except the chair of the Audit Committee, who will receive $15,000 (an increase from $6,000 for the 2004-2005 service year).

Director Fees Payable in Stock; Stock Ownership Guidelines

Under the 1997 Incentive Compensation Plan, non-employee directors receive an annual award of 2,000 shares of common stock for their service during the preceding year (pro rated for partial year service). At least one half of the annual non-employee director retainer fee typically is paid in CVS common stock. Directors may choose to receive all retainer and attendance fees in common stock. A director may also choose to defer receipt of such shares. Deferred shares are credited with dividend equivalents.

Additionally, in November 2004 the Company adopted stock ownership guidelines for its directors and executive officers, as further described in the Management Planning and Development Committee Report on Executive Compensation beginning on page 12. Each of our directors is in compliance with these guidelines except Mr. Verrecchia, who joined the Board in September 2004 and, according to the guidelines, has 5 years from the date he joined the Board to achieve compliance.

As of January 1, 2005, our directors had deferred receipt of shares of common stock as follows: Mr. Cornwell, 15,084 shares; Mr. Goldstein, 9,157 shares; Ms. Heard, 12,165 shares; Dr. Joyce, 21,191 shares; Mr. Murray, 10,696 shares; Ms. Rosenberg, 5,038 shares; and Mr. Verrecchia, 728 shares.

Certain Transactions with Directors and Officers

During 2004, the Company and its charitable foundations donated a total of $122,000 to United Way of Massachusetts Bay (in part further to a pledge of $50,000 per year over the 5 years from 2002-2006). Ms. Marian Heard, a director of the Company, was President and Chief Executive Officer of United Way of Massachusetts Bay until her retirement from United Way in July 2004.

During 2004, the Company and its charitable foundations donated a total of $123,750 to LIFESPAN, a non-profit organization that operates several Rhode Island hospitals and health care facilities. Additionally, the Company has $200,000 remaining of a pledge to LIFESPAN’s Draw a Breath Asthma Program (the original pledge was $750,000 payable over the 6 years from 2000-2005). Mr. Alfred Verrecchia, a director of the Company since September 2004, is Chairman of LIFESPAN.

Messrs. Eugene and Larry Goldstein, the sons of Stanley Goldstein, a director of the Company, each own minority interests in entities that lease two drugstores to the Company. CVS has entered into a single store lease with a limited liability company of which Messrs. Eugene and Larry Goldstein each own 30%. During 2004, lease payments to this limited liability company amounted to approximately $184,000. CVS has also entered into a single-store lease with a company of which Messrs. Eugene and Larry Goldstein together own a 20% interest. During 2004 CVS lease payments to this company amounted to approximately $501,000. Both of these transactions were approved in the ordinary course of business by the CVS real estate committee and were reviewed by our Audit Committee. Consequently, CVS believes that the terms of these transactions were determined in an arms-length manner.

In September 2003, a limited liability company of which Messrs. Eugene and Larry Goldstein each own a 24.25% interest purchased a shopping center in which a CVS store is a tenant, pursuant to a lease negotiated with the prior owner. The terms of said lease were unchanged by the purchase of the shopping center. During 2004, lease payments to this limited liability company amounted to approximately $77,200.

Additionally, in response to changes in the applicable rules, in November 2003 a split dollar insurance arrangement between CVS and Stanley Goldstein, entered into in connection with Mr. Goldstein’s waiver of his rights under the Supplemental Executive Retirement Plan described beginning on page 21, was restructured. Under the revised insurance arrangement, the Company will pay premiums over six years (in the same aggregate amount as under the prior arrangement) and will receive a refund of premium payments beginning no later than 2017.

Audit Committee Report

The Audit Committee of the Board of Directors (for purposes of this report, the “Committee”) is composed of four independent outside directors. The Committee has prepared the following report on its activities with respect to CVS’ audited financial statements for the fiscal year ended January 1, 2005 (the “audited financial statements”).

■	The Committee has reviewed and discussed the audited financial statements with management;

■	The Committee has discussed with KPMG LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Statements on Auditing Standards No. 61;

■	The Committee has received the written disclosures and the letter from KPMG required by Independence Standards Board Standard No. 1, and has discussed with KPMG its independence from CVS; and

■	Based on the review and discussions referred to above and relying thereon, the Committee has recommended to the Board of Directors that the audited financial statements be included in CVS’ Annual Report on Form 10-K for the fiscal year ended January 1, 2005, for filing with the U.S. Securities and Exchange Commission.

William H. Joyce, Chair

Thomas P. Gerrity

Marian L. Heard

Alfred J. Verrecchia

Share Ownership of Directors and Certain Executive Officers

The following table shows the share ownership, as of March 1, 2005, of each director, each executive officer named in the Summary Compensation Table appearing on page 17 and all directors and executive officers as a group, based on information provided by these individuals. Each individual beneficially owns less than 1% of our common stock and, except as described in the footnotes to the table, each person has sole investment and voting power over the shares.

Ownership of Common Stock(1)
Name	Number		Percent
Chris W. Bodine	377,340	(1)(2)(3)(4)(5)	*
W. Don Cornwell	17,458	(1)(6)	*
Thomas P. Gerrity	47,701	(1)(7)	*
Stanley P. Goldstein	670,103	(1)(6)(8)	*
Marian L. Heard	15,732	(1)(6)	*
William H. Joyce	23,943	(1)(6)	*
Larry J. Merlo	815,028	(1)(2)(3)(4)(5)	*
Terrence Murray	32,003	(1)(6)(9)	*
David B. Rickard	496,763	(1)(2)(3)(4)(5)	*
Sheli Z. Rosenberg	41,085	(1)(6)	*
Thomas M. Ryan	3,510,255	(1)(2)(3)(4)(5)(10)	*
Douglas A. Sgarro	322,263	(1)(2)(3)(4)(5)	*
Alfred J. Verrecchia	0	(6)
All directors and executive officers as a group (16 persons)	6,934,747	(1)(2)(3)(4)(5) (6)(7)(8)(9)(10)	1.70%
*Less	than 1%.
(1)	Includes the following shares of common stock not currently owned, but subject to options which were outstanding on March 1, 2005 and were exercisable within 60 days thereafter: Mr. Bodine, 254,539; Mr. Cornwell, 15,000; Mr. Gerrity, 5,000; Mr. Goldstein, 315,000; Ms. Heard, 15,000; Dr. Joyce, 15,000; Mr. Merlo, 597,120; Mr. Murray, 15,000; Mr. Rickard, 352,502; Ms. Rosenberg, 15,000; Mr. Ryan, 2,665,128; Mr. Sgarro, 206,259 and all directors and executive officers as a group, 4,946,480.
(2)	Includes the following shares of common stock granted under the Company’s 1997 Incentive Compensation Plan which remain subject to certain restrictions as to continued employment and transfer as provided in such plan: Mr. Bodine, 45,525; Mr. Merlo, 45,525; Mr. Rickard, 45,525; Mr. Ryan, 296,711; Mr. Sgarro, 38,993; and all executive officers as a group, 514,733.
(3)	Includes the following shares of common stock which were receivable upon the lapse of restrictions on restricted stock or the exercise of options, but the actual receipt of which was deferred pursuant to the Company’s Deferred Stock Compensation Plan: Mr. Bodine, 77,276; Mr. Merlo, 156,634; Mr. Rickard, 3,077; Mr. Ryan, 485,640; Mr. Sgarro, 75,215; and all directors and executive officers as a group, 839,618.
(4)	Does not include approximately 4.3 million shares of ESOP preference stock held as of March 1, 2005 by the ESOP, which was established in 1989. As of December 31, 2004, the last date on which an allocation was made, shares had been allocated as follows: Mr. Bodine, 1,184; Mr. Merlo, 1,075; Mr. Rickard, 221; Mr. Ryan, 1,489; Mr. Sgarro, 308; and all executive officers as a group, 5,384.
(5)	Does not include the following hypothetical shares of common stock held in notional accounts in the Company’s unfunded Deferred Compensation Plan: Mr. Bodine, 1,224; Mr. Merlo, 90; Mr. Rickard, 3,795; Mr. Ryan, 2,301; Mr. Sgarro, 2,471; and all executive officers as a group, 16,120.
(6)	Does not include the following shares of common stock constituting deferred non-employee director compensation: Mr. Cornwell, 15,084; Mr. Goldstein, 9,157; Ms. Heard, 12,361; Dr. Joyce, 21,343; Mr. Murray, 10,696; Ms. Rosenberg, 5,172; Mr. Verrecchia, 839; and all non-employee directors as a group, 74,652.
(7)	Includes 4,000 shares held by a family trust. Mr. Gerrity disclaims beneficial ownership of these shares.
(8)	Includes 40,000 shares held by Mr. Goldstein’s wife and 10,000 shares held by a limited partnership, the general partner of which is a corporation owned by Mr. Goldstein and his wife, and the limited partners of which are the Goldsteins’ adult sons. Mr. Goldstein disclaims beneficial ownership of these shares.

(9)	Includes 4,170 shares held by a charitable foundation, 200 shares held by a charitable trust, and 740 shares held by a family-related limited liability company of which Mr. Murray holds a membership interest. Mr. Murray disclaims beneficial ownership of these shares.
(10)	Includes 12,400 shares held by a family foundation and 23,914 shares held by a trust. Mr. Ryan disclaims beneficial ownership of these shares.

Share Ownership of Principal Stockholders

We have been notified by the persons in the following table that they were the beneficial owners (as defined by the rules of the SEC) of more than 5% of our voting securities as of March 1, 2005. According to the most recent Schedule 13G filed by the beneficial owner with the SEC, these shares were acquired in the ordinary course of business, and were not acquired for the purpose of, and do not have the effect of, changing or influencing control over us.

Title of Class	Name and Address of Beneficial Owner	No. of Shares Beneficially Owned	Percent of Class Owned(1)

Common stock	FMR Corp. (2) 82 Devonshire Street Boston, MA 02109	50,537,385	12.5%
Series One ESOP convertible preference stock	401(k) Plan and the Employee Stock Ownership Plan of CVS Corporation and Affiliated Companies c/o Bank of New York, as Trustee One Wall Street New York, NY 10286	4,260,929	100%
(1)	This calculation is based on all outstanding shares of common stock and ESOP preference stock as of March 1, 2005. FMR Corp. and the ESOP own shares representing approximately 12.22%, and 2.37%, respectively, of the total votes represented by CVS’ voting securities (i.e., the common stock and ESOP preference stock voting as a single class).
(2)	Information based on Schedule 13G filed February 14, 2005. FMR Corp., a parent holding company, and/or its subsidiaries, have sole voting power with respect to 2,735,284 of these shares and sole dispositive power over all of these shares.

EXECUTIVE COMPENSATION AND RELATED MATTERS

Management Planning and Development Committee Report on Executive Compensation

The Management Planning and Development Committee (the “Committee”) has prepared the following report on the executive compensation program in which executive officers, including those named in the Summary Compensation Table on page 17 (the “named executive officers”), participate.

Compensation Policies

The Committee establishes CVS’ executive compensation strategies and practices, to ensure adherence to the following stated objectives:

■	Support, communicate and drive achievement of CVS’ business strategies and goals;

■	Attract and retain the highest caliber executive officers by providing compensation opportunities comparable to those offered by other companies with which CVS competes for business and talent;

■	Motivate high performance among executive officers in an entrepreneurial incentive-driven culture by delivering higher rewards for superior performance and reduced awards for underperformance;

■	Closely align the interests of executive officers with stockholders’ interests and foster an equity ownership environment; and

■	Reward results achieved short-term and, in the long-term, stockholder value creation.

The Committee has sought to create an integrated total compensation program structured to balance appropriately CVS’ short- and long-term business and financial strategic goals and to provide reward differentiation correlated to results measured against those goals. Accordingly, a significant amount of total compensation for executive officers is comprised of at-risk pay to align executive interests with stockholder interests and directly tie compensation value to performance.

Consistent with past practice, in 2004 the Committee engaged a compensation consulting firm to assist it in the ongoing evaluation and administration of an executive compensation program for the key CVS management group. The consulting firm analyzed market data and best practices for that group, including Mr. Ryan and the other named executive officers. Salaries and other compensation awards paid to the group were compared to those of executives in a core peer group of companies, as well as general industry standards, in order to recommend compensation programs and policies that would reflect and enhance CVS’ high-growth strategy. This comparison included compensation levels reported for senior executives of 13 retail companies, of which 2 are drug chains, with sales generally ranging from approximately $11 billion to $54 billion (Wal-Mart Stores, Inc. was included in the comparison, but had sales of $257 billion). Six of the companies in this survey group are included in the S&P 500 Food & Staples Retail Group Index used in the Stock Performance Graph on page 20. The Committee also reviewed the Company’s 2004 stock price performance and noted that the Company’s total return to stockholders (calculated as set forth under the Stock Performance Graph on page 20) increased 25.8%, compared to an increase of 3.5% in 2004 for the S&P 500 Food & Staples Retail Group Index as a whole. The 2004 compensation program for CVS’ named executive officers resulted from the Committee’s review of this and other relevant information.

For 2004, executive officer compensation consisted of base salaries, at-risk cash and equity incentives based on annual performance, long-term performance shares and stock options. Total compensation levels for 2004 at target performance levels generally were positioned between the 50th and the 75th percentile of compensation paid by comparable companies in the survey group. However, actual total compensation levels of executive officers may range well below or above a targeted level based on actual performance against annual and long-term business objectives and total return to stockholders.

The Committee does not consider stock holdings, prior option or restricted stock grants, or the appreciation on those holdings or grants when making option, restricted stock unit, Long-Term Performance Share Plan or Partnership Equity Program award determinations.

Base Salaries

The Committee periodically reviews the base salaries of designated senior executives, including the Company’s chief executive officer, and considers increases based on corporate profitability, competitive salaries, position responsibility levels and individual qualifications and performance. In 2004, as part of the overall review of the CVS compensation program, salaries of most executive officers were increased in light of market data, as well as to provide merit increases. The Committee generally sought, through these increases, to place such salaries in the range between the 50th and 75th percentile of base salaries in the survey group. Mr. Ryan’s base salary remains at $1,000,000, which became effective April 2001.

Annual Incentive Awards

CVS maintains an annual management incentive plan, administered under the Incentive Compensation Plan, as amended, which rewards corporate employees based on performance relative to predetermined objectives established for the year. The annual management incentive plan reflects the Company’s pay for performance philosophy in which a significant portion of executive compensation is at-risk and linked to both individual and company performance. The annual incentive paid to each participant under this program for 100% performance relative to annual objectives is known as the “Normal Award.” In 2004 Normal Awards payable in cash (subject to elective deferral) were 185% of base salary for Mr. Ryan and up to 110% of base salary for the other named executive officers. The annual incentive plan provides for larger awards if performance exceeds predetermined objectives and smaller or no awards if performance falls below such objectives.

For 2004, the Committee determined Mr. Ryan’s annual incentive award would be based on pre-established objectives for CVS’ consolidated earnings before interest and taxes (“EBIT”). Based on the Committee’s determination that the objectives relating to CVS’ EBIT goal were exceeded, Mr. Ryan’s annual incentive was payable at 200% of his Normal Award for 2004, which was equal to 370% of his base salary. The Committee awarded an incremental cash payment of $100,000 to reflect Mr. Ryan’s leadership of both the successful consummation of the Eckerd acquisition as well as his management of overall CVS performance during 2004. Both of these amounts are reflected in the bonus column for Mr. Ryan in the Summary Compensation Table.

Annual incentive awards for 2004 payable to other named executive officers were based on the same EBIT objectives and, accordingly, were generally payable at a rate of 200% of the Normal Award for 2004. In addition, the Committee made incremental cash awards to each of the other named executive officers in recognition of their outstanding contributions to the profitability of CVS and the successful financial and operational integration of the Eckerd acquisition. These amounts are reflected in the bonus column for each of the other named executive officers in the Summary Compensation Table.

Long-Term Incentive Compensation

The Committee believes strongly in the use of long-term incentive compensation for executives to reinforce four strategic objectives: to focus on the importance of returns to stockholders, to promote the achievement of long-term performance goals, to encourage executive retention, and to promote meaningful levels of Company stock ownership by executives. The Committee has developed an integrated long-term incentive approach utilizing both equity and cash to achieve these strategic objectives. The key elements of this approach are an annual stock option grant, which serves to align the interests of executives with those of CVS’ stockholders, a restricted stock unit award, which vests contingent upon significant continued employment with the Company, and the Long-Term Performance Share Plan, which rewards multi-year financial success.

Stock Options

In 2004, the Committee continued its general policy of making annual stock option grants to executives and key employees. However, the size of the 2004 option grant to named executive officers was reduced by approximately 35% to 55%, as the Committee decided to incorporate time-vested restricted stock unit awards into the executive equity compensation program in 2004 and going forward, as discussed below. Annual stock option grants in 2004 to Mr. Ryan and the other named executive officers are shown in the Summary Compensation Table on page 17 and the Option Grants Table on page 18. In 2004, the Committee also granted options to over 1,400 key employees below the executive officer level.

Regular annual stock option awards granted in 2004 to executive officers and key employees generally become exercisable one-third on the first, second and third anniversaries of the grant date. Options awarded in 2004 expire seven years from the date of grant, compared to ten years from the date of grant for options awarded in prior years.

Restricted Stock Units

To align the interests of executive officers with those of stockholders while simultaneously furthering their ongoing retention with the Company, the Committee determined in 2004 that the judicious use of time-vested restricted stock as a key program component was warranted. Accordingly the Committee reduced the number of stock options granted in past years to executive officers and instead awarded restricted stock, later replaced by restricted stock units, to facilitate the implementation of voluntary deferred compensation elections made by the recipients. The restricted stock unit awards were granted with dividend equivalent rights. Restrictions on the units will not lapse unless and until the executive completes additional service with the Company. Assuming continued employment, restrictions lapse on half of the units on the third anniversary of the grant; and restrictions lapse of the remaining half of the units on the fifth anniversary of the grant or upon the executive’s attainment of age 55, whichever is later. The 2004 restricted stock unit grants to Mr. Ryan and the other named executive officers are shown in the Summary Compensation Table on page 17.

Long-Term Performance Share Plan

The Long-Term Performance Share Plan, which is administered under the Company’s 1997 Incentive Compensation Plan, is intended to encourage executives to balance short-term goals, as reflected in the annual incentive plan, with long-term profit financial progress, while simultaneously promoting executive retention. The Plan uses an internal measure of success – return on invested capital (“ROIC”).

The Plan consists of three-year performance cycles, with a new cycle commencing each year. At the beginning of each cycle, participants are awarded an opportunity to earn a target dollar value. At the end of each cycle, the actual dollar value awarded may be higher or lower than the target number, depending upon performance relative to the ROIC target. Final awards, if any, will be paid 50% in shares of CVS common stock and 50% in cash (based upon the value of the award earned at the end of the performance cycle). The first full performance cycle of the plan was from 2002 through 2004; subsequent cycles are from 2003 through 2005 (Cycle II) and 2004 from 2006 (Cycle III). Target award opportunities for executive officers under Cycle III of the Long-Term Performance Share Plan are shown in the chart on page 19.

Executive Retention Program Cash Awards

In March of 2000, the Committee made retention awards to the then named executive officers and other key members of senior management to promote continued service with the organization. These awards were payable 50% in cash and 50% in restricted shares of CVS common stock. To earn the awards, each executive was required to remain employed with the Company for four additional years. The retention cash payments that vested in March 2004 for Messrs. Ryan, Rickard, Bodine, Merlo and Sgarro are reflected in the all other compensation column in the Summary Compensation Table on page 17. Restrictions lapsed on the retention shares at the same time, and such shares continue to be held by each executive and are included in the Share Ownership of Directors and Certain Executive Officers Table found on page 10.

Stock Ownership Guidelines

The Committee has long been mindful of the importance of equity ownership by directors and executive management as an effective link to stockholders. In November 2004, with the approval of the full Board, the Committee instituted stock ownership guidelines for all directors and members of the Company’s Business Planning Committee (“BPC”). Under the guidelines, directors are to maintain ownership levels equaling or exceeding five times their annual retainer. BPC members are to maintain ownership levels equaling or exceeding three times their base salary, except for Mr. Ryan, who is to hold levels equaling at least five times his base salary. The Committee believes that this action strongly emphasizes its philosophy of equity ownership for the Board and executive management, which in turn reinforces alignment with stockholder interests. Mr. Ryan and each of the named executive officers are in compliance with the stock ownership guidelines established by the Board.

Partnership Equity Program

The Partnership Equity Program was implemented in 1997 for key management as a major element in CVS’ executive compensation program. In 2004, the Program continued as a recruitment incentive for newly hired key employees and for newly promoted senior executives. Prior year participants continue to have awards vest under the Program, but no additional personal contributions were made by, nor awards made to, any of the named executive officers. The Program is designed to ensure that those executives with significant impact on the future success of CVS have a substantial “at-risk” personal equity investment in CVS common stock. The Committee believes that the Program strongly links the economic interests of key managers with each other and with CVS stockholders, provide future long-term compensation opportunities that are competitive in the external marketplace and that reflect internal responsibility levels, and assure key management stability, retention, motivation and long-term focus on corporate strategy.

Under the Program, certain key managers of CVS, including its executive officers, are given the opportunity to invest in common stock based on their position, responsibilities and potential impact on the creation of long-term stockholder value. The purchase price of shares (set at fair market value at the purchase date) is payable from each participant’s personal funds, without loans or guarantees by CVS, including by application of certain payouts from other compensation programs. For each share purchased (up to approved individual dollar limits), the Committee makes a matching grant of one deferred share; such deferred shares vest at the end of five years if the participant both retains the purchased share for that period and continues to be employed by CVS, subject to accelerated vesting in certain events. Furthermore, the Committee grants stock options at a rate of up to 15 shares subject to option for each share purchased under the Program. The options have an exercise price equal to fair market value on the date of grant and vest in equal installments at the end of years three, four and five following the grant date, again based on continued employment and retention of the purchased shares, subject to accelerated vesting in certain events.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to a company’s chief executive officer and the four other most highly compensated executive officers at year end. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met.

The Committee’s policy is to generally preserve corporate tax deductions by qualifying compensation paid to named executive officers that is over $1 million as performance-based compensation. To this end, in 1997 the Board adopted and stockholders approved the 1997 Incentive Compensation Plan, which permits annual incentive awards and stock options (and certain other awards) to qualify as performance-based compensation not subject to the limitation on deductibility. However, maintaining tax deductibility is but one consideration among many – and is not the most important consideration – in the design of the compensation program for senior executives. The Committee considers the anticipated tax treatment both to the Company and the executive in its review and approval of compensation grants and awards. The deductibility of some types of compensation payments will be contingent upon the timing of an executive’s vesting or exercise of previously granted rights, and is also subject to amendment or modification based on changes to applicable tax law. The Committee may, from time to time, conclude that compensation arrangements are in the best interest of CVS and its stockholders and consistent with its stated compensation philosophy and strategy despite the fact that such arrangements might not, in whole or in part, qualify for tax deductibility.

W. Don Cornwell, Chair

Marian L. Heard

Sheli Z. Rosenberg

Summary Compensation Table

The following Summary Compensation Table shows information about the compensation received by CVS’ Chief Executive Officer and each of the four other most highly compensated executive officers of CVS during the 2004 fiscal year for services rendered to the Company in all capacities during the three fiscal years ended January 1, 2005.

	Annual Compensation				Long Term Compensation
Awards
Name and Principal Position(s)	Year	Salary ($)	Bonus ($)	Other Annual Compen- sation ($)(1)	Restricted Stock Awards ($)(2)	Securities Underlying Options (#)(3)	All Other Compensation ($)(4)
Thomas M. Ryan Chairman of the Board, President and Chief Executive Officer	2004 2003 2002	1,000,000 1,000,000 1,000,000	3,800,000 3,500,000 1,750,000	89,957 145,875 137,506	2,650,125 1,551,727 1,384,500	200,000 450,000 450,000	5,675,267 1,678,339 1,488,971

David B. Rickard Executive Vice President, Chief Financial Officer and Chief Administration Officer	2004 2003 2002	643,750 617,500 595,000	1,500,000 1,400,000 750,000	— — —	530,025 263,026 213,023	50,000 80,000 75,000	2,206,308 338,120 228,421

Larry J. Merlo Executive Vice President - Stores	2004 2003 2002	538,750 513,750 495,000	1,350,000 1,200,000 510,000	— — —	530,025 263,026 213,023	50,000 80,000 75,000	2,515,060 276,912 226,148

Chris W. Bodine Executive Vice President - Merchandising and Marketing	2004 2003 2002	538,750 502,500 450,000	1,400,000 1,200,000 595,000	— — —	530,025 263,026 213,023	50,000 80,000 85,000	2,031,273 323,812 243,412

Douglas A. Sgarro (5) Executive Vice President - Strategy and Chief Legal Officer; President, CVS Realty Co.	2004 2003 2002	461,667 413,750 395,000	1,000,000 672,000 380,000	— — —	424,020 210,436 159,755	35,000 55,000 55,000	1,643,730 259,386 171,920

(1)	Includes the Company’s incremental cost associated with Mr. Ryan’s personal use of the Company’s aircraft of $78,732, $135,000 and $127,004 in 2004, 2003 and 2002, respectively. Pursuant to the Company’s executive security policy, Mr. Ryan and his spouse are required to use the Company’s aircraft for all business and personal air travel. We consider this use to be for the Company’s benefit, rather than a personal benefit of Mr. Ryan, but have included these amounts in the interests of greater transparency. For the other named executive officers, the amounts do not include the value of perquisites and other personal benefits because they do not exceed the reporting threshold of the lesser of $50,000 or ten percent of the officer’s total annual salary and bonus.
(2)

Recipients of restricted stock and restricted stock unit (“RSU”) grants typically forfeit such stock or RSUs if they cease to be employees of CVS prior to vesting, subject to accelerated vesting in certain events. Based on the number of shares of restricted stock held at the end of a period, dividends (or dividend equivalents, in the case of RSUs) are paid at the same rate as paid to all stockholders from the date of the award. For 2004, includes restricted stock units granted on January 8, 2004 using the fair market value as of the grant date. For 2003, reflects the fair market value as of the February 2004 date of grant of the restricted stock portion of the 2003 Long Term Performance Share Plan transitional period award. For 2002, reflects the fair market value as of the March 2003 date of grant of the restricted stock portion of the 2002 Long Term Performance Share Plan transitional period award. The disclosed restricted stock awards in both 2003 and 2002 were granted pursuant to the CVS Long Term Performance Share Plan, and vest on the second anniversary of the date of grant based on continued employment. The following persons’ aggregate holdings of restricted stock had a fair market value as follows (based on a per share price of $44.945, the average of the high and low sale prices of the common stock as reported by the NYSE on December 31, 2004, the last trading day of our fiscal year: Mr. Ryan,

171,711 restricted shares having a market value of $7,717,551; Mr. Rickard, 30,525 restricted shares having a market value of $1,371,946; Mr. Merlo, 30,525 restricted shares having a market value of $1,371,946; Mr. Bodine, 30,525 restricted shares having a market value of $1,371,946; and Mr. Sgarro, 23,993 restricted shares having a market value of $1,078,365.

(3)	Regular annual options granted in 2004 become exercisable in three equal annual installments beginning on the first anniversary of the grant; regular annual options granted in 2003 and 2002 become exercisable in three annual installments beginning on the second anniversary of the grant; and options granted on 35,000 shares in January 2002 to Mr. Bodine in connection with his promotion become exercisable in three annual installments beginning on the second anniversary of the grant.
(4)	For 2004 this amount includes the following CVS contributions to the 401(k) and the ESOP: 401(k) cash match equal to $6,765 and an ESOP preference stock match equal to 33.42 shares valued at $3,485 (based on an ESOP preference share price of $104.29 per share) for each of Messrs. Ryan, Rickard, Merlo, Bodine and Sgarro. Includes CVS matching contributions credited to notional accounts in the unfunded Deferred Compensation Plan equal to $152,629 for Mr. Ryan, $191,938 for Mr. Rickard, $2,750 for Mr. Merlo, $18,963 for Mr. Bodine and $131,953 for Mr. Sgarro. Also includes cash portion of the 2000 Executive Retention Program of $5,500,000 for Mr. Ryan, $2,000,000 for Mr. Rickard, $2,500,000 for Mr. Merlo, $2,000,000 for Mr. Bodine and $1,500,000 for Mr. Sgarro. Executives were required to be employed by the Company on the fourth anniversary of the grant to be eligible to receive the award. Award amounts represent the 50% of the award that was payable in cash. The stock portion of the awards was disclosed in the Company’s 2000 proxy statement. Also includes imputed income in connection with life insurance programs of $12,388 for Mr. Ryan, $4,120 for Mr. Rickard, $2,060 for Mr. Merlo, $2,060 for Mr. Bodine and $1,527 for Mr. Sgarro. The Company does not reimburse its executive officers for any additional taxes they have incurred or may incur on this imputed income.
(5)	Mr. Sgarro was promoted in March 2004.

Stock Options

Option Grants for Fiscal Year Ending January 1, 2005

The following table shows the stock options awarded to the named executive officers for fiscal 2004.

	Individual Grants
Name	No. of Securities Underlying Options Granted (#)(1)	Percentage of Total Options Granted to Employees in Fiscal Year(2)	Exercise Price ($)	Expiration Date	Present Value on Date of Grant ($)(3)
Thomas M. Ryan	200,000	6.80%	35.335	1/8/2011	2,446,000
David B. Rickard	50,000	1.70	35.335	1/8/2011	611,500
Larry J. Merlo	50,000	1.70	35.335	1/8/2011	611,500
Chris W. Bodine	50,000	1.70	35.335	1/8/2011	611,500
Douglas A. Sgarro	35,000	1.19	35.335	1/8/2011	428,050

(1)	Annual stock options become exercisable 33.33% on first, second and third anniversaries of the date of grant. Options granted in 2004 expire seven years from the date of grant, compared to ten years from the date of grant for options granted in prior years.
(2)	Based on options to purchase 2,940,515 shares granted to all employees during 2004.
(3)	The hypothetical present values on grant date are calculated under the modified Black-Scholes Model, which is a mathematical formula used to value options traded on stock exchanges. The formula considers a number of factors in calculating an option’s hypothetical present value. Factors used to value options granted which expire on January 8, 2011 include the stock’s expected volatility rate of 36.4%, a projected dividend yield of 0.75% and a risk-free rate of return of 3.3%. All grants assume a projected time of exercise of 5 years. There is no assurance that the hypothetical present value of the stock options reflected in this table will be realized.

Aggregated Option Exercises in Fiscal Year Ending January 1, 2005 and Year-End Option Values

The following table shows, for the named executive officers, the stock options exercised during fiscal 2004 and the values of unexercised options as of fiscal year end.

Name	Shares Acquired On Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)(1) Exercisable/ Unexercisable	Value of Unexercised In-the Money Options at Fiscal Year End ($)(1) Exercisable/ Unexercisable
Thomas M. Ryan	323,230	7,644,513	2,179,774/956,188	25,443,234/14,501,194
David B. Rickard	0	0	256,644/187,942	1,458,931/2,748,639
Larry J. Merlo	0	0	502,596/186,608	6,696,880/2,728,602
Chris W. Bodine	0	0	159,954/189,169	1,311,093/2,823,393
Douglas A. Sgarro	45,814	767,412	140,638/130,205	962,379/1,898,904

(1)	The value of unexercised in-the-money options at fiscal year-end assumes a fair market value of the common stock of $44.945, the average of the high and low sale prices of the common stock as reported by the NYSE on December 31, 2004, the last trading day of our fiscal year. The actual amount, if any, realized upon exercise will depend upon the market price of the common stock at the time of exercise. There is no assurance that the value of unexercised in-the-money stock options will be as shown above.

Long-Term Performance Share Plan

The following table shows, for each named executive officer, potential future payouts for the 2004-2006 performance period under the Company’s Long-Term Performance Share Plan. Actual payouts are based on the Company’s return on invested capital growth during the period, and may range from no award to the maximum amount shown in the table.

		Potential Future Payout (1)
Name	Performance or Other Period	Threshold	Target	Maximum
Thomas M. Ryan	2004-2006	$825,000	$3,300,000	$4,950,000
David B. Rickard	2004-2006	150,000	600,000	900,000
Larry J. Merlo	2004-2006	150,000	600,000	900,000
Chris W. Bodine	2004-2006	150,000	600,000	900,000
Douglas A. Sgarro	2004-2006	125,000	500,000	750,000

(1)	The potential future payout represents the total award value in dollars; actual payment, if any, will be awarded half in stock and half in cash. The number of shares to be awarded will be determined using the fair market value at the time of payment.

Stock Performance Graph

Comparison of Five Year Cumulative Total Stockholders’ Return Among CVS, S&P 500 Index and S&P 500 Food & Staples Retail Group Index

The following graph shows changes over the past five-year period in the value of $100 invested in: (1) our common stock; (2) Standard & Poor’s (“S&P”) 500 Index; and (3) the S&P 500 Food & Staples Retail Group Index, which currently includes 9 retail companies.

CVS Corporation

Comparison of Cumulative Total Return to Stockholders

December 31, 1999 through December 31, 2004

	Year End
	1999	2000	2001	2002	2003	2004	Compound Annual Return Rate
CVS Corporation	$100	$151	$75	$64	$93	$117	3.2%
S&P 500 (1)	100	91	80	62	80	89	-2.3%
S&P 500 Food & Staples Retail Group Index (1)(2)	100	137	106	87	86	89	-2.3%

(1)	Index includes CVS.
(2)	Index currently includes Albertson’s, Costco, CVS, Kroger, Safeway, Supervalue, Sysco, Wal-Mart and Walgreen.

The year-end values of each investment shown in the preceding graph are based on share price appreciation plus dividends, with the dividends reinvested as of the last business day of the month during which such dividends were ex-dividend. The calculations exclude trading commissions and taxes. Total stockholder returns from each investment, whether measured in dollars or percentages, can be calculated from the year-end investment values shown beneath the graph.

C ertain Executive Arrangements

Employment Agreements with Named Executive Officers

CVS has entered into employment agreements with each of the named executive officers. The employment agreements provide for an initial employment term of three years, automatically renewed for a one-year term at the end of the initial term and each one-year renewal term unless either party gives notice of non-renewal at least 180 days prior to expiration of the then current term. The employment agreements generally provide for payment of an annual base salary, subject to review for increase at the discretion of the Management Planning and Development Committee. The employment agreements also generally provide for (i) continued payment of base salary, target cash bonuses and other benefits for 36 months in the case of Mr. Ryan, and for 24 months in the case of all other named executive officers in the event the executive’s employment is terminated by CVS without “cause” or voluntarily by the executive due to a “constructive termination without cause” (or a lump sum equal to three times salary plus target bonuses and other benefits in the case of a change in control); (ii) non-competition for a period of 18 months subsequent to a voluntary termination of employment if CVS elects to continue paying 50% of the executive’s base salary during such period; (iii) other restrictive covenants including nondisclosure, non-solicitation of employees and availability for litigation support; (iv) participation in certain benefit plans and programs (including life insurance and medical benefits); (v) annual and long-term incentive compensation opportunities; and (vi) deferred compensation arrangements. The employment agreements of the named executives also provide minimum guidelines for target annual incentives as a percent of their base salaries.

A “change in control” is defined to include a variety of events, including significant changes in the stock ownership of CVS or a significant subsidiary, changes in CVS’ board of directors, certain mergers and consolidations of CVS or a significant subsidiary and the sale or disposition of all or substantially all the consolidated assets of CVS. “Constructive termination without cause” is defined generally as demotion, reduction in compensation, unapproved relocation in the case of Mr. Ryan (or, in the case of all other named executive officers, following a change in control), material breach of the employment agreement by CVS, or, in the case of Mr. Ryan, failure to extend the term of the employment agreement to his 60th birthday. “Cause” is defined generally as a breach of the restrictive covenants, felony convictions, or willful gross neglect or gross misconduct resulting in material harm to CVS.

If payments under the employment agreements following a change in control are subject to the “golden parachute” excise tax, CVS will make a “gross-up” payment sufficient to ensure that the net after-tax amount retained by the executive (taking into account all taxes, including those on the gross-up payment) is the same as if such excise tax had not applied. CVS will indemnify the executives to the fullest extent permitted by law, including advancing expenses, and will reimburse an executive for expenses incurred in seeking enforcement of the employment agreement if he prevails or, after a change in control, if the executive’s assertion of rights is in good faith and not frivolous.

Supplemental Executive Retirement Plan

CVS maintains a Supplemental Executive Retirement Plan for Select Senior Management of the Company (the “Plan”). The Plan is designed to increase the retirement benefits of selected executive employees. Under the Plan’s benefit formula, executives selected for participation (including each of the named executive officers and certain other executives) will receive an annual benefit commencing on the later of age 55 or retirement, equal to 1.6% of a three-year average of final compensation (as defined in the Plan) for each year of service (including credited years of service under the Plan prior to amendment) up to 30 years, or a maximum benefit of 48% of final compensation, with no offset for any amounts provided by CVS’ qualified plans, Social Security or other retirement benefits. Except in the event of death or a change in control (as defined) or as provided in the employment agreements referred to above, no benefits are payable to an eligible executive until he or she terminates employment. After termination of employment, benefits will be payable (i) immediately, if the executive is age 55 or older at the time of termination, regardless of years of service, or (ii) upon reaching age 55, if the executive is younger than 55 at the time of termination and five or more years of Company service were completed prior to termination.

The following table shows the approximate amounts of annual retirement income that would be payable under the Plan’s benefit formula to executives covered by it based on various assumptions as to compensation and years of service, assuming benefits are computed under a straight life annuity formula and retirement after attaining age 55 and meeting the service requirements.

	Estimated Amount of Retirement Benefits Based On Years of Service
Compensation	5	10	15	20	25	30
$750,000	$60,000	$120,000	$180,000	$240,000	$300,000	$360,000
$1,000,000	$80,000	$160,000	$240,000	$320,000	$400,000	$480,000
$1,250,000	$100,000	$200,000	$300,000	$400,000	$500,000	$600,000
$1,750,000	$140,000	$280,000	$420,000	$560,000	$700,000	$840,000
$2,250,000	$180,000	$360,000	$540,000	$720,000	$900,000	$1,080,000
$2,750,000	$220,000	$440,000	$660,000	$880,000	$1,100,000	$1,320,000
$3,250,000	$260,000	$520,000	$780,000	$1,040,000	$1,300,000	$1,560,000

Final compensation for purposes of the Plan’s benefit formula is the average of the executive’s three highest years of annual salary and bonus out of the last ten years of service. For this purpose, salary and bonus are the amounts shown in the “Salary” and “Bonus” columns of the Summary Compensation Table. The estimated credited years of benefit service for Messrs. Ryan, Rickard, Merlo, Bodine and Sgarro as of December 31, 2004 were 30, 5, 26, 18 and 7 years, respectively. Enhanced benefits are payable in a lump sum upon termination of employment following a change in control.

As of January 1, 2005, Mr. Ryan had accrued an annual benefit of $1,557,055, and the lump sum value of such benefit was $26,415,438 based on assumptions specified in the Plan, and reflecting Mr. Ryan’s waiver of his rights to $1,000,000 of that lump sum value.

Benefits under the Plan’s benefit formula are generally payable in annual installments for the life of the executive, but lump sum and joint and survivor forms of payment of equivalent actuarial value may be elected.

ITEM 1:  ELECTION OF DIRECTORS

Our Board of Directors has nominated 9 directors for election at the annual meeting. Each nominee is currently serving as one of our directors. If you re-elect them, they will hold office until the next annual meeting or until their successors have been elected and qualified.

Your proxy will vote for each of the nominees unless you specifically withhold authority to vote for a particular nominee. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the Board or the Board may reduce the number of directors to be elected.

Biographies of our Board Nominees

W. Don Cornwell	Director since 1994	Age 57

Mr. Cornwell has been Chairman of the Board and Chief Executive Officer of Granite Broadcasting Corporation, a group broadcasting company, since February 1988. Mr. Cornwell is a director of Pfizer, Inc., Avon Products, Inc., The Telecommunications Development Fund and The Wallace Foundation.

Thomas P. Gerrity	Director since 1995	Age 63

Mr. Gerrity has been Professor of Management at The Wharton School of the University of Pennsylvania since 1990. From 1990 to June 1999, he also served as Dean of The Wharton School. Mr. Gerrity is a director of Fannie Mae, Sunoco, Inc., Hercules, Inc., Knight-Ridder, Inc. and Internet Capital Group, Inc.

Stanley P. Goldstein	Director since 1984	Age 70

Mr. Goldstein is a retired founder of CVS. From January 1987 to April 1999, Mr. Goldstein was Chairman of the Board of the Company, and from January 1987 to May 1998, he was Chief Executive Officer of the Company. Mr. Goldstein is a director of Linens ‘n Things, Inc. and Footstar, Inc.

Marian L. Heard	Director since 1999	Age 64

Ms. Heard has been President and Chief Executive Officer of Oxen Hill Partners, specialists in leadership development programs, since August 2004. From February 1992 until July 2004, Ms. Heard was President and Chief Executive Officer of the United Way of Massachusetts Bay and Chief Executive Officer of United Ways of New England, each a social service agency. Ms. Heard is a director of Blue Cross & Blue Shield of Massachusetts, Liberty Mutual Insurance Company and Sovereign Bank.

William H. Joyce	Director since 1994	Age 69

Dr. Joyce has been Chairman of the Board and Chief Executive Officer of Nalco Company, a leading provider of integrated water treatment and process improvement services, chemicals and equipment programs for industrial and institutional applications, from November 2003 to the present. From May 2001 to October 2003, Dr. Joyce was Chairman and Chief Executive Officer of Hercules, Incorporated, a global manufacturer of chemical specialties. From February 2001 to May 2001, Dr. Joyce was Vice Chairman of the Board of The Dow Chemical Company. From January 1996 to February 2001, he was Chairman of the Board and Chief Executive Officer of Union Carbide Corporation. Dr. Joyce is a director of Celanese Corporation and El Paso Corporation.

Terrence Murray	Director since 1996	Age 65

Mr. Murray is the retired former Chairman of FleetBoston Financial Corporation and its predecessors (“FleetBoston”), a financial services institution. Mr. Murray served as Chief Executive Officer of FleetBoston from May 1982 to December 2001. Mr. Murray is a director of A.T. Cross Company, Air Products and Chemicals, Inc. and ChoicePoint, Inc.

Sheli Z. Rosenberg	Director since 1997	Age 63

Ms. Rosenberg is the retired President, Chief Executive Officer and Vice Chairman of Equity Group Investments, L.L.C., a privately held real estate investment firm. Ms. Rosenberg was Vice Chairman of Equity Group Investments from January 2000 to October 2002, and from 1994 to January 2000, she served as President, Chief Executive Officer and a director of Equity Group Investments. Ms. Rosenberg is a director of Cendant Corporation, Equity Lifestyle Properties, Inc. and Ventas, Inc. and a trustee of Equity Residential Properties Trust and Equity Office Properties Trust.

Thomas M. Ryan	Director since 1996	Age 52

Mr. Ryan has been President and Chief Executive Officer of CVS Corporation since May 1998 and Chairman of CVS Corporation since April 1999; he has also been President and Chief Executive Officer of CVS Pharmacy, Inc. since 1994. Mr. Ryan is a director of Bank of America Corporation, Reebok International Ltd. and Yum! Brands, Inc.

Alfred J. Verrecchia	Director since 2004	Age 62

Mr. Verrecchia has been President and Chief Executive Officer of Hasbro, Inc., a worldwide leader in children’s and family leisure time entertainment products and services, from May 2003 to the present. Mr. Verrecchia has served in various positions with Hasbro for 40 years, including President and Chief Operating Officer from 2000 to May 2003, and Executive Vice President, Global Operations and Chief Financial Officer from 1999 to 2000. Mr. Verrecchia is a director of Hasbro, FM Global, Old Stone Corporation and LIFESPAN, where he is Chairman.

The Board of Directors recommends the ELECTION of all nominees.

ITEM 2:  RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed KPMG LLP, independent registered public accounting firm, to audit the financial statements of the Company for the fiscal year ending December 31, 2005, and recommended to our full Board of Directors that it approve that appointment. We are submitting the appointment by the Committee to you for your ratification. KPMG audited the Company’s financial statements for the fiscal year ended January 1, 2005. The following summarizes the fees paid to KPMG for services rendered during fiscal 2004 and 2003.

Audit Fees

The aggregate fees billed for services rendered by KPMG for the audit of our financial statements and the audit of our internal controls over financial reporting for the 2004 fiscal year, the reviews of the condensed financial statements included in our quarterly reports on Form 10-Q, and services provided in connection with statutory and regulatory filings for the 2004 fiscal year were approximately $2,645,000, compared to $1,065,000 for the 2003 fiscal year.

Audit-Related Fees

The aggregate fees billed for services rendered by KPMG for audit and other services that are typically performed by auditors, including audits of our employee benefit plans and our charitable foundations and professional services to assist management in planning, organizing and reviewing certain items that will be required to fulfill management’s obligations under Section 404 of the Sarbanes-Oxley Act of 2002, were approximately $339,000 in 2004, compared to $521,000 in 2003.

Tax Fees

The aggregate fees billed for services rendered by KPMG for tax compliance, tax advice and tax planning, including services in connection with our state tax projects and tax returns, were approximately $77,000 in 2004, compared to $78,000 in 2003.

All Other Fees

KPMG did not render any services to CVS during the 2004 or 2003 fiscal years other than those services described above under “Audit Fees”, “Audit-Related Fees” and “Tax Fees”.

Fee Approval Policy

All audit-related services, tax services and other services were pre-approved by the Audit Committee. The Audit Committee has considered whether KPMG’s provision of services other than services rendered in connection with the audit of CVS’ annual financial statements is compatible with maintaining KPMG’s independence. The Audit Committee’s audit fee approval policy provides for pre-approval of audit, audit-related and tax services that are specifically described on an annual basis by the Committee and, in addition, individual engagements anticipated to exceed pre-established thresholds must be separately approved. The policy also requires specific approval by the Committee if total fees for audit-related and tax services would exceed total fees for audit services in any fiscal year. The policy authorizes the Committee to delegate to one or more of its members pre-approval authority with respect to permitted services.

Representatives of KPMG will be at the Annual Meeting to answer your questions and will have the opportunity to make a statement if they so desire.

If you do not ratify the appointment of KPMG LLP, the Board of Directors will reconsider its appointment.

The Board of Directors recommends a vote FOR this proposal.

ITEM 3:  STOCKHOLDER PROPOSAL REGARDING ELECTION OF DIRECTORS

On or about November 24, 2004, the Company received the following proposal from The United Brotherhood of Carpenters Pension Fund (the “Carpenters”), 101 Constitution Avenue, N.W., Washington, DC 20001, beneficial owners of approximately 6,500 shares of the Company’s stock. In accordance with SEC rules, we are reprinting the proposal and supporting statement (collectively, the “Carpenters Proposal”) in this proxy statement as they were submitted to us:

“Resolved: That the shareholders of CVS Corporation (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders.

Supporting Statement: Our Company is incorporated in Delaware. Among other issues, Delaware corporate law addresses the issue of the level of voting support necessary for a specific action, such as the election of corporate directors. Delaware law provides that a company’s certificate of incorporation or bylaws may specify the number of votes that shall be necessary for the transaction of any business, including the election of directors. (DGCL, Title 8, Chapter 1, Subchapter VII, Section 216). Further, the law provides that if the level of voting support necessary for a specific action is not specified in the certificate of incorporation or bylaws of the corporation, directors ‘shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.’

Our Company presently uses the plurality vote standard for the election of directors. We feel that it is appropriate and timely for the Board to initiate a change in the Company’s director election vote standard. Specifically, this shareholder proposal urges that the Board of Directors initiate a change to the director election vote standard to provide that in director elections a majority vote standard will be used in lieu of the Company’s current plurality vote standard. Specifically, the new standard should provide that nominees for the board of directors must receive a majority of the vote cast in order to be elected or re-elected to the Board.

Under the Company’s current plurality vote standard, a director nominee in a director election can be elected or re-elected with as little as a single affirmative vote, even while a substantial majority of the votes cast are ‘withheld’ from that director nominee. So even if 99.99% of the shares ‘withhold’ authority to vote for a candidate or all of the candidates, a 0.01% ‘for’ vote results in the candidate’s election or re-election to the board. The proposed majority vote standard would require that a director receive a majority of the vote cast in order to be elected to the Board.

It is our contention that the proposed majority vote standard for corporate board elections is a fair standard that will strengthen the Company’s governance and the Board. Our proposal is not intended to limit the judgment of the Board in crafting the requested governance change. For instance, the Board should address the status of incumbent directors who fail to receive a majority vote when standing for re-election under a majority vote standard or whether a plurality director election standard is appropriate in contested elections.

We urge your support of this important director election reform.”

Statement of CVS’ Board Recommending a Vote AGAINST the Carpenters’ Proposal

CVS’ Board of Directors unanimously recommends that you vote against the Carpenters’ Proposal because it is unnecessary and it is not in the best interests of the Company and its stockholders.

The Board of Directors believes that the plurality voting standard is fair, democratic and impartial and serves the best interests of CVS’ stockholders. The majority voting standard suggested by the Carpenters Proposal does not provide significant advantages to CVS and its stockholders over the plurality voting standard.

CVS has a history of electing strong and independent boards. In the past five years, through the plurality process, every director nominee has received an affirmative vote greater than 83% of all votes cast at the annual meeting. The outcome of our election process during the last five years would not have been different if the proposed majority voting standard had been used. Further, the Board of Directors is composed of a majority of independent directors.

The Board of Directors is committed to good governance practices and CVS is always open to stockholder input regarding potential directors and governance. As CVS’ stockholders have a history of electing qualified, independent directors under the current plurality requirement, a change in the voting threshold is not necessary to improve CVS’ corporate governance processes. The Board of Directors believes that the quality of CVS’ directors has a far greater impact on CVS’ governance than the voting standard used to elect them.

The plurality voting standard for the election of directors is widely used by publicly traded companies. It is the default standard under Delaware law and is known to and understood by stockholders. The Board of Directors believes the plurality standard provides a good mechanism for electing an independent Board of Directors that is committed to delivering long-term stockholder value.

The Board of Directors recommends a vote AGAINST the Carpenters’ Proposal.

ITEM 4:  STOCKHOLDER PROPOSAL REGARDING PERFORMANCE AND TIME-BASED RESTRICTED SHARES

On or about November 23, 2004, the Company received the following proposal from the Central Laborers’ Pension, Welfare & Annuity Funds (the “Central Laborers”), P.O. Box 1267, Jacksonville, Illinois, 62651, beneficial owners of approximately 7,700 shares of the Company’s stock. In accordance with SEC rules, we are reprinting the proposal and supporting statement (collectively, the “Central Laborers’ Proposal”) in this proxy statement as they were submitted to us:

“Resolved: That the shareholders of CVS, Inc. [sic] (“Company”) hereby request that the Board of Directors’ Compensation Committee adopt a performance and time-based restricted share grant program for senior executives that includes the following features:

(1) Operational Performance-Vesting Measures – The restricted share program should utilize justifiable operational performance criteria combined with challenging performance benchmarks for each criteria utilized. The performance criteria and associated performance benchmarks selected by the Compensation Committee should be clearly disclosed to shareholders.

(2) Time-Based Vesting – A time-based vesting requirement of at least three years should also be a feature of the restricted shares program, so that operational performance and time-vesting requirements must be met in order for restricted shares to vest.

The Board and Compensation Committee should implement this restricted share program in a manner that does not violate any existing employment agreement or equity compensation plan.

Supporting Statement: The Company’s executive compensation program should include a long-term equity compensation component with clearly defined operational performance criteria and challenging performance benchmarks. We believe that performance and time-vesting restricted shares should be an important component of such a program. In our opinion, performance and time-based restricted shares provide an effective means to tie equity compensation to meaningful operational performance beyond stock price performance.

A well-designed restricted share program can serve to help focus senior executives on achieving strong operational performance as measured over several years in areas determined by the Board to be important to the long-term success of the Company. The use of operational performance measures in a restricted share program can serve to complement the stock price performance measures common in senior executive equity compensation plans. In addition to operational performance requirements, time vesting requirements of at least three years will help reinforce the long-term performance orientation of the plan.

Our proposal recognizes that the Compensation Committee is in the best position to determine the appropriate operational performance criteria and associated performance benchmarks. It is requested that detailed disclosure of the performance criteria be provided in the Compensation Committee Report. Further, clear disclosure should be provided on the performance benchmarks associated with each performance criteria to the extent this information can be provided without revealing proprietary information. This disclosure will enable shareholders to assess whether the long-term equity compensation portion of the executive compensation plan provides challenging performance targets for senior executives to meet.

We believe that a performance and time-based restricted share program with the features described above offers senior executives the opportunity to acquire significant levels of equity compensation commensurate with their contributions to long-term corporate performance. We believe such a system best advances the long-term interests of our Company, its shareholders, employees and other important constituents. We urge shareholders to support this important executive compensation reform.”

Statement of CVS’ Board Recommending a Vote AGAINST the Central Laborers’ Proposal

CVS’ Board of Directors unanimously recommends that you vote against the Central Laborers’ Proposal because it is unnecessary and it is not in the best interests of CVS or its stockholders.

CVS has already adopted and implemented the Long-Term Performance Share Plan (the “LTP Share Plan”), a share grant program for senior executives that includes the features described in the Central Laborers’ Proposal. The LTP Share Plan is intended to encourage executives to balance short-term goals with long-term profit financial progress, while simultaneously promoting executive retention. Awards under the LTP Share Plan are granted by the Management Planning and Development Committee (the “Committee”), which is comprised entirely of independent directors.

The first feature of the Central Laborers’ Proposal is that the restricted share plan “utilize justifiable performance criteria combined with challenging benchmarks for each criteria utilized.” As described on page 14 of this proxy statement, grants of awards under the LTP Share Plan have been based on CVS’ performance relative to annual return on invested capital (“ROIC”) over a three-year performance cycle, although the Committee may use any of the other performance criteria set forth in the 1997 Incentive Compensation Plan approved by CVS’ stockholders. At the beginning of each cycle, senior executives are given the opportunity to earn a target dollar value, payable in cash and CVS common stock. At the end of each cycle, the actual dollar value awarded may be higher or lower than the target number, depending on CVS’ performance relative to ROIC.

The Central Laborers’ Proposal further states that “clear disclosure should be provided on the performance benchmarks associated with each performance criteria to the extent this information can be provided without revealing proprietary information.” As permitted by SEC rules, CVS does not disclose performance benchmarks, as CVS considers such benchmarks to be confidential commercial or business information, the disclosure of which would adversely affect its competitive position. As such, performance benchmarks would not be required to be disclosed under the Central Laborers’ Proposal.

The second feature of the Central Laborers’ Proposal is that the restricted share plan include “a time-based vesting requirement of at least three years.” The LTP Share Plan consists of three-year performance cycles, with a new cycle commencing each year. Awards under the LTP Share Plan are essentially subject to a vesting period, substantively the same as the three-year restriction suggested by the Central Laborers’ Proposal, given that the performance targets are based on a three-year cycle. Accordingly, a senior executive is restricted from full enjoyment of any awards until the three-year performance cycle has ended.

In any event, it is critical that the Committee have full flexibility in designing the overall compensation program, including equity incentive compensation, for our officers and employees. The Committee reviews the composition of executive officer equity compensation on an ongoing basis and utilizes an independent compensation consulting firm, as necessary, to assist in formulating fair and competitive equity compensation programs that closely align the interests of executive officers with stockholders’ interests and enhance CVS’ high-growth strategy. This includes comparing compensation programs to a core peer group of companies, as well as general industry standards. By seeking to limit the Committee’s flexibility in regard to designing and implementing compensation programs in ways it deems appropriate, the Central Laborers’ Proposal would put us at a competitive disadvantage and would hinder CVS’ ability to attract, retain and motivate the highest caliber executive officers in a competitive environment.

The Board of Directors recommends a vote AGAINST the Central Laborers’ Proposal.

ITEM 5:  STOCKHOLDER PROPOSAL REGARDING NON-DEDUCTIBLE EXECUTIVE COMPENSATION

On or about October 7, 2004, the Company received the following proposal from William Steiner, 112 Abbottsford Gate, Piermont, New York 10968 (“Steiner”), beneficial owner of approximately 5,300 shares of the Company’s stock. In accordance with SEC rules, we are reprinting the proposal and supporting statement (collectively, the “Steiner Proposal”) in this proxy statement as they were submitted to us (modified as directed by the SEC):

“Non-Deductible Executive Compensation to Shareholder Vote

RESOLVED, shareholders recommend that our Corporation’s by-laws be amended by adding the following new Section:

‘Section A.1 Executive Compensation. From the date of adoption of this section no executive officer of the Corporation shall receive annual compensation in excess of the limits established by the U.S. Internal Revenue Code for deductibility of remuneration for such executive officer, without approval by a vote of the majority of the stockholders within one year preceding the payment of such compensation. The only exception would be interference with un-removable contractual obligations prior to this proposal.

For purposes of the limit on executive compensation established by this Section, the Corporation may exclude compensation that qualifies either as “performance-based compensation” or as an “incentive stock option” within the meaning of the Internal Revenue Code only if:

(a) in the case of performance-based compensation, the Corporation shall have first disclosed to stockholders the specific performance goals and standards adopted for any performance-based compensation plan, including any schedule of earned values under any long-term or annual incentive plan; and

(b) in the case of incentive stock options, the Corporation shall record as an expense on its financial statements the fair value of any stock options granted.’

This proposal was submitted by William Steiner, 112 Abbottsford Gate, Piermont, NY 10968.

This proposal would require that our company not pay any executive compensation in excess of the amount the Internal Revenue Code permits to be deducted as an expense for federal income tax purposes, without first securing shareholder approval.

Currently, the Code provides that publicly held corporations generally may not deduct more than $1 million in annual compensation for any of the company’s five highest-paid executives. The Code provides an exception for certain kinds of “performance-based compensation.”

Under this proposal our company would be able to pay “performance-based compensation” in excess of the deductibility limit, so long as the company has disclosed to shareholders the performance goals and standards the Board has adopted under these plans. This proposal also provides an exception for incentive stock options, if the Board has recorded the expense of such options in its financial statements.

A proposal similar to this was submitted by Amanda Kahn-Kirby to MONY Group and received a 38% yes-vote as a more challenging binding proposal at the MONY 2003 annual meeting. The 38% yes-vote was more impressive because:

1) This was the first time this proposal was ever voted.

2) The proponent did not even solicit shareholder votes.

I think it is reasonable to require our company to fully disclosure to shareholders both the costs and the terms of its executive compensation plans, if the Board wishes to pay executives more than the amounts that are generally deductible under federal income taxes.

Subject Non-Deductible Executive Compensation to Shareholder Vote

Yes on 5”

Statement of CVS Board Recommending a Vote AGAINST the Steiner Proposal

CVS’ Board of Directors unanimously recommends that you vote against the Steiner Proposal because it is unnecessary and it is not in the best interests of CVS or its stockholders.

CVS’ executive compensation policies are administered by the Management Planning and Development Committee of the Board of Directors (the “Committee”), which is comprised entirely of independent directors. It is the policy of the Committee to generally preserve corporate tax deductions by qualifying compensation paid over $1 million to named executive officers as performance-based compensation. To this end, in 1997 the Board of Directors adopted and the stockholders approved the 1997 Incentive Compensation Plan, which permits annual incentive awards and stock options (and certain other awards) to qualify as performance-based compensation not subject to the limitation on deductibility. However, maintaining tax deductibility should be but one consideration among many in the design and administration of a fair and competitive executive compensation program.

The Committee takes steps to ensure that the CVS compensation program is not excessive. The Committee engages an independent compensation consulting firm that compares executive officer salaries and other compensation awards to a core peer group of companies, as well as general industry standards, in order to recommend compensation programs and policies that reflect and enhance CVS’ high-growth strategy. The compensation program as a whole is competitive with other companies in our peer group, which is necessary in order for CVS to attract and retain executives.

The Steiner Proposal would put CVS at a competitive disadvantage in attracting and retaining executives. The proposal would tie the Committee’s hands in that it seeks to establish an arbitrary constraint that does not take into account the compensation being paid to executives within CVS’ peer group. In seeking to attract and retain the highest caliber executives, the Committee must take into account the market for such talent. Thus, the exercise of setting the composition and level of executive compensation necessarily includes consideration of general marketplace trends.

Furthermore, the Steiner Proposal introduces operational complexity and potential limitations and delays that could disadvantage CVS relative to its competitors. For example, the Committee would either have to wait until the next annual stockholders’ meeting or convene a special meeting to seek stockholder approval to pay an executive above the proposed arbitrary limit. Under CVS’ current policy, the Committee is empowered to react quickly to changes in the executive compensation programs of its peer group.

The Steiner Proposal asks for the Company to “fully disclose to shareholders both the costs and the terms of its executive compensation plans, if the Board wishes to pay executives more than the amounts generally deductible under federal income taxes”. And, for performance-based compensation outside the limits, the Steiner Proposal asks the Company to first disclose the performance based goals and standards adopted for any performance-based compensation plan. However, these requests for disclosure are duplicative of that already required by applicable SEC rules to be included in CVS’ proxy statement. See the “Executive Compensation and Related Matters” section of this proxy statement, which provides extensive detail in relation to executive compensation matters. In addition, the full terms of the 1997 Incentive Compensation Plan was attached to CVS’ 2004 proxy statement. With respect to expensing stock options, pursuant to Financial Accounting Standards Board rules, CVS will be required to expense options effective the third quarter of this year.

The Board of Directors recommends a vote AGAINST the Steiner Proposal.

ITEM 6:  OTHER MATTERS

We do not know of any matters to be acted upon at the meeting other than those discussed in this proxy statement. If any other matter is presented, your proxy will vote on the matter in his or her best judgment.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the 1934 Act requires our executive officers and directors and any persons who own more than 10% of our common stock (“reporting persons”) to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the NYSE. These reporting persons are required by SEC regulation to furnish us with copies of all Forms 3, 4 and 5 that they file with the SEC and NYSE. Based on a review of the copies of such forms furnished to the Company and written representations from our reporting persons, CVS believes that all forms were filed in a timely manner during fiscal 2004.

Stockholder Proposals for our Annual Meeting in 2006

If you want to submit a proposal for possible inclusion in our proxy statement for the 2006 annual meeting of stockholders, you must ensure your proposal is received by us on or before November 25, 2005.

Thomas M. Ryan

Chairman of the Board, President and

Chief Executive Officer

March 25, 2005

Exhibit A

CVS Corporation

Nominating and Corporate Governance Committee

Director Qualification Criteria

In recognition of the fact that the selection of qualified directors is complex and crucial to the long-term success of the Company, the Nominating and Corporate Governance Committee has established the following guidelines for the identification and evaluation of candidates for membership on the Company’s Board of Directors.

Candidates should be distinguished individuals who are prominent in their fields or otherwise possess exemplary qualities that will enable them to effectively function as directors of the Company. While the Nominating and Corporate Governance Committee does not believe it appropriate at this time to establish any specific minimum qualifications for candidates, the Nominating and Corporate Governance Committee shall focus on the following qualities in identifying and evaluating candidates for Board membership:

•	Background, experience and skills
•	Character, reputation and personal integrity
•	Judgment
•	Independence
•	Diversity
•	Commitment to the Company and service on the Board
•	Any other factor or factors that the Nominating and Corporate Governance Committee may determine to be relevant and appropriate

Recognizing that the overall composition of the Board is essential to the effective functioning of the Board, the Nominating and Corporate Governance Committee shall make these determinations in the context of the existing composition of the Board so as to achieve an appropriate mix of backgrounds, skills, diversity and qualities.

In making its determinations, the Nominating and Corporate Governance Committee shall take into account all applicable legal, regulatory and stock exchange requirements concerning the composition of the Board and its committees.

The Nominating and Corporate Governance Committee shall review these guidelines from time to time as appropriate (and in any event at least annually) and modify them as it deems appropriate.

A-1

Exhibit B

CVS Corporation

New York Stock Exchange Bright Line Tests

For Director Independence

The following summarizes the standards set forth in Section 303A.02(b)(i)-(v) of the NYSE’s Listed Company Manual (excluding, for sake of brevity, the related Commentary):

(i) A director who is an employee, or whose immediate family member is an executive officer, of the company is not independent until three years after the end of such employment relationship.

(ii) A director who receives, or whose immediate family member receives, more than $100,000 per year in direct compensation from the listed company, during any 12-month period within the last three years, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not “independent”.

(iii) A director who is a current employee or partner of a firm that is the company’s internal or external auditor; who has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or who is or has an immediate family member who was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the listed company’s audit within that time, is not “independent”.

(iv) A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the listed company’s present executives at the same time serves on that company’s compensation committee is not “independent” until three years after the end of such service or the employment relationship.

(v) A director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, the listed company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, is not “independent” until three years after falling below such threshold.

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YOUR VOTE IS IMPORTANT VOTE BY INTERNET / TELEPHONE 24 HOURS A DAY, 7 DAYS A WEEK

INTERNET		TELEPHONE		MAIL

https://www.proxyvotenow.com/cvs		1-866-209-1687

• Go to the website address listed above. • Have your proxy card ready. • Follow the simple instructions that appear on your computer screen.	OR	• Use any touch-tone telephone. • Have your proxy card ready. • Follow the simple recorded instructions.	OR	• Mark, sign and date your proxy card. • Detach your proxy card. • Return your proxy card in the postage-paid envelope provided.

Your telephone or Internet vote authorizes the proxy holders named in the proxy to vote your shares in the manner as if you marked, signed and returned the proxy card. If you have submitted your proxy by telephone or the Internet, there is no need for you to mail back your proxy card.

Ú DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET Ú

(Please sign, date and return this proxy card in the enclosed envelope.)			☒ Votes must be indicated (x) in Black or Blue ink.

The Board of Directors recommends a vote FOR Items 1 and 2. To vote in accordance with the Board’s recommendations, just sign below; no boxes need to be checked.						FOR	AGAINST		ABSTAIN

Item 1.	Election of 9 Directors			Item 2.	Proposal to ratify the appointment of KPMG LLP as CVS’ independent registered public accounting firm for the fiscal year ending December 31, 2005.	☐	☐		☐

FOR ALL	☐	WITHHOLD FOR ALL	☐ EXCEPTIONS ☐	The Board of Directors recommends a vote AGAINST Items 3, 4 and 5. To vote in accordance with the Board’s recommendations, just sign below; no boxes need to be checked.

Nominees:	01 - W. Don Cornwell, 02 - Thomas P. Gerrity, 03 - Stanley P. Goldstein,
04 - Marian L. Heard, 05 - William H. Joyce, 06 - Terrence Murray,
	07 - Sheli Z. Rosenberg, 08 - Thomas M. Ryan, 09 - Alfred J. Verrecchia.			Item 3.	Stockholder proposal regarding election of directors.	☐	☐ ☐

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)				Item 4.	Stockholder proposal regarding performance and time-based restricted shares.	☐	☐ ☐
*Exceptions ___________________________________________________				Item 5.	Stockholder proposal regarding non-deductible executive compensation.	☐	☐ ☐
Other matters. In their discretion, Mr. Ryan and Ms. Rosenberg, as proxies, and/or The Bank of New York, as trustee or administrator, are authorized to vote in accordance with their judgment upon such other business as may properly come before the Meeting.					To change your address, please mark this box.			☐

THIS PROXY (OR VOTING INSTRUCTIONS, IN THE CASE OF PLAN SHARES) WHEN PROPERLY EXECUTED AND RETURNED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). This Proxy is solicited on behalf of the Board of Directors. Please mark, sign, date and return this proxy card using the enclosed prepaid envelope. This Proxy must be returned for your shares to be voted at the Meeting in accordance with your instructions if you do not plan to attend the Meeting and vote in person. Please indicate any change in address.

S C A N L I N E

Please sign exactly as the name appears on this proxy card. Joint owners should each sign. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title.

	Date Share Owner sign here	Co-Owner sign here

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CVS CORPORATION

Annual Meeting of Stockholders of CVS Corporation, Thursday, May 12, 2005 at 11:00 a.m. EST

CVS Headquarters, One CVS Drive, Woonsocket, Rhode Island 02895

THIS PROXY IS BEING SOLICITED BY THE CVS BOARD OF DIRECTORS

The undersigned hereby appoints each of Thomas M. Ryan and Sheli Z. Rosenberg as the undersigned’s proxies, each with full power to act without the other and with full power of substitution, to vote, as indicated on all matters referred to on the reverse side of this card and described in the proxy statement, all shares of common stock of CVS which the undersigned would be entitled to vote if present at the Annual Meeting and at any adjournments or postponements thereof.

Additional Voting Instructions for Certain CVS Employees: To the extent the undersigned is a participant in the CVS Corporation and Subsidiaries Employee Stock Ownership Plan (the “ESOP”) and/or the CVS Corporation and Subsidiaries 401(k) Profit Sharing Plan, (the “Profit Sharing Plan”), the undersigned hereby instructs The Bank of New York: (i) as trustee under the ESOP, to vote, as indicated on the reverse side, all shares of Series One Convertible ESOP Preference Stock of CVS held in the ESOP, and (ii) as administrator of the Profit Sharing Plan, to vote, as indicated on the reverse side, all shares of CVS common stock held in the Profit Sharing Plan, in each case as to which the undersigned would be entitled to give voting instructions if present at the Meeting.

The undersigned hereby ratifies and confirms all that each of the proxies and/or The Bank of New York may lawfully do in the premises, and hereby revokes all proxies (or voting instructions in the case of Plan shares) previously given by the undersigned to vote at the Meeting and at any adjournments or postponements thereof. The undersigned acknowledges receipt of the notice of and the proxy statement for the Meeting.

THE BOARD RECOMMENDS A VOTE “FOR” ITEMS 1 AND 2 AND “AGAINST” ITEMS 3, 4 AND 5 DESCRIBED ON THE REVERSE SIDE OF THIS CARD.

TO VOTE IN ACCORDANCE WITH THE BOARD’S RECOMMENDATIONS, JUST SIGN ON THE REVERSE SIDE; NO BOXES NEED TO BE MARKED. IF THIS PROXY (OR VOTING INSTRUCTIONS, IN THE CASE OF PLAN SHARES) IS EXECUTED BUT NO INSTRUCTIONS ARE GIVEN AS TO ANY ITEMS SET FORTH IN THIS PROXY, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2 AND AGAINST ITEMS 3, 4 AND 5 DESCRIBED ON THE REVERSE SIDE OF THIS CARD.	CVS CORPORATION P.O. BOX 11017 NEW YORK, N.Y. 10203-0017

(CONTINUED, AND TO BE MARKED, DATED, AND SIGNED ON THE REVERSE SIDE)